Exhibit 10.4

February 15, 2008

CONFIDENTIAL

Mr. Donald L. Correll

740 Wood Trail

Franklin Lakes, NJ 07417

Re:	Agreement

Dear Don:

On behalf of American Water Works Company, Inc. (“American Water” or the “Company”), I am pleased to provide you with this letter agreement that confirms and restates the terms and conditions relating to your employment as American Water’s President and Chief Executive Officer and your appointment as a member of the America Water Board of Directors. As President and Chief Executive Officer of American Water, you shall have all of the duties and responsibilities customarily associated with those positions, including, but not limited to the authority to control the day-to-day operations of the Company. The following are the terms and conditions of your employment:

1.	Annual Base Salary:

Your annual base salary will be $566,500, payable in accordance with the Company’s normal payroll practices.

2.	Annual Incentive Plan:

You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”), with a target payout equal to 80% of your annual base salary. Any amount awarded to you under the AIP will be determined in accordance with the terms of that plan.

3.	Completion Bonus

You will be eligible for a Completion Bonus. The Completion Bonus is targeted at 100% of your annual base salary as of June 1, 2006 ($550,000), and will be payable within thirty (30) days of closing the transaction. Fifty percent (50%) of the targeted amount will be based on the successful closing of the transaction. The remaining fifty percent (50%) is discretionary, and any payment thereof will be determined by the Board of RWE based upon your personal leadership in preparing American Water for an effective divestiture process.

4.	Retention Bonus:

In lieu of a 2006/2007 long term incentive bonus, the Company will provide a special Retention Bonus. This bonus is targeted at 120% of your starting

Mr. Donald L. Correll

February 15, 2008

annual base salary as of June 1, 2006 ($550,000), and will be payable twelve (12) months after the closing of the transaction or March 31, 2008, whichever is earlier. RWE will consider the possibility of delivering these incentive awards to you in the form of restricted stock or stock options, if the divestiture results in an initial public offering.

5.	Omnibus Equity Compensation Plan:

You will be eligible to participate in the Omnibus Equity Compensation Plan (“OECP”), with an equity target award of 120% of your annual base salary. Any amount awarded to you under the OECP will be determined in accordance with the terms of that plan, which are more fully set forth in George MacKenzie’s August 27, 2007 letter to you, a copy of which is attached hereto as Exhibit “A”.

6.	Executive Severance Policy:

If the Company terminates your employment other than for cause, the termination of your employment shall not be effective unless and until the Company provides you with at least six (6) months prior written notice of its decision to terminate your employment. In the event your employment is terminated per the above terms, you will be covered under the American Water Executive Severance Policy, which provides, among other things, a severance payment equal to eighteen (18) months’ pay. The Company agrees that the Executive Severance Policy that is currently in effect will continue to apply to you so long as the Company is owned by RWE or through December 31, 2007, whichever is later.

7.	Deferred Compensation Plan:

You will be eligible to participate in the Company Deferred Compensation Plan.

8.	Vehicle Allowance:

You will receive a vehicle allowance of $1,500 per month.

9.	Benefits:

You are eligible for American Water’s comprehensive benefits package, which includes medical insurance, dental and vision insurance, life insurance, short-term and long-term disability insurance and an annual executive physical.

10.	Retirement Plans:

You are eligible to participate in the Company’s 401(k) Plan and 401(k) Restoration Plan (which includes a defined contribution account), pursuant to the terms of those plans.

Mr. Donald L. Correll

February 15, 2008

11.	Vacation:

You are entitled to five (5) weeks of vacation each year which must be used in accordance with the Company’s Vacation Policy.

12.	Relocation:

In lieu of participating in the Company’s Executive Relocation Program, you will be entitled to the following benefits:

a.	If you close on the sale of your primary residence located at 746 Wooded Trail, Franklin Lakes, NJ (the “Primary Residence”) within one (1) year from the date of the IPO, you will be entitled to a one- time relocation allowance in the amount of $350,000, subject to the Company’s normal payroll practices (the “Relocation Allowance”). The Relocation Allowance, however, will be reduced by any monthly living allowance payments you receive from the Company, as set forth in more detail below.

b.	Effective March 2008, the Company will pay you a monthly living allowance of $10,000 per month (subject to the Company’s normal payroll practices) to cover living expenses incurred by you as a result of your maintaining a residence in the Voorhees, NJ/Philadelphia, PA area (the Monthly Living Allowance”) up to a maximum of $250,000 and subject to the following conditions:

i.	If you close on the sale of the Primary Residence within one (1) year from the date of the IPO, Monthly Living Expense Payments will cease immediately and you will be entitled to the Relocation Allowance, less any Monthly Living Allowance payments received by you pursuant to Paragraph 12(b), above; or

ii.	If you do not close on the sale of the Primary Residence within one (1) year from the date of the IPO, you will not be eligible for the Relocation Allowance, but, instead, will continue to collect the Monthly Living Allowance payments until you reach the $250,000 cap, at which time you will not be entitled to any further Monthly Living Expense payments.

Except insofar as you and the Company agree otherwise in writing, your employment with the Company shall remain at-will, which means that your employment with American Water may be terminated by you or the Company at any time, with or without cause.

Mr. Donald L. Correll

February 15, 2008

Please signify your agreement with the foregoing terms of your employment by returning to my attention a fully executed original of this letter agreement.

Sincerely,

/s/ George MacKenzie
George MacKenzie
Chairman of the Board

Agreed:

/s/ Donald L. Correll
Donald L. Correll	Date